Exhibit 99.2

Trans World Entertainment’s (TWMC) CEO Michael Feurer on Q3 2014 Results - Earnings Call Transcript

Trans World Entertainment Corporation (NASDAQ:TWMC)

Q3 2014 Earnings Conference Call

November 20, 2014 10:00 a.m. ET

Executives

Bob Higgins – Chairman

Michael Feurer – CEO

John Anderson – CFO

Analysts

William Myers - Miller Asset Management

Operator

Good day, ladies and gentlemen, and welcome to the Trans World Entertainment Third Quarter 2014 Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Mr. Bob Higgins, Chairman of Trans World Entertainment Corporation. Sir, you may begin.

Bob Higgins

Thank you, Amanda. Thank you for joining us, as we discuss our third quarter and year-to-date results. On the call with me today are Mike Feurer, our Chief Executive Officer; and John Anderson, our Chief Financial Officer. As you know, Mike joined our company October 13th of this year. He has an extensive retail background with wide and direct experience, including strategy, branding, merchandizing, marketing, web, real estate, sourcing and production, as well as planning and allocation. Mike has hit the ground running and has added energy and excitement to the company and is enhancing our strategic vision. I’m confident Mike is the right person to lead the company into the future.

Now I’ll let Mike take you through our results. Mike?

Michael Feurer

Thank you, Bob. Just a few comments before we review the results. I’ve been with the company for just over a month and joined Trans World Entertainment holding a very strong belief in the bright future for the company and I’m even more encouraged after the experience of the past few weeks. The company has a tremendous opportunity to continue its evolution as the destination for entertainment centric and pop culture related product.

Now let me review the results for the third quarter. Our net loss was $4.5 million as compared to a net loss of $3.3 million in the third quarter of last year. Year-to-date our net loss was $10 million compared to a net loss of $4.3 million during the same period in 2013.

For the third quarter, our comp sales were down 1.8%. Total sales for the quarter decreased 9.2% to $72 million compared to an $80 million for the same period last year as our stores and operation declined by 8%.

Now some comments on our merchandize category performance for the quarter. Video comp sales were down 3%. Video sales were negatively impacted by weaker new releases resulting from the decline in box office sales earlier this year, this summer. Video represented 45% of our business for the quarter compared to 46% last year. Music comp sales declined 10%. The music category represents 27% of our business for the quarter compared to 30% last year as we continue to shift space and inventory investment from this category.

Trend comp sales increased 22%. Trend sales represented 15% of our business for the quarter compared to 12% last year. Electronics comp sales increased 5%. Electronic sales represented 9% of our business for the quarter compared to 8% last year. Video games comp sales were down 10% for the quarter as we were not able to offset the release of Grand Theft Auto in the comparable quarter last year. Game sales represented 4% of our business for the quarter, equal to 4% last year.

John will now take you through the financial highlights for the quarter in more detail. John?

John Anderson

Thanks Mike. Good morning. As Mike mentioned, our net loss for the quarter was $4.5 million or $0.14 per diluted share as compared to last year’s net loss of $3.3 million or $0.10 per diluted share. Year-to-date, the net loss was $10 million compared to a net loss of $4.3 million last year.

EBITDA for the quarter was a loss of $3 million compared to a loss of $1.8 million last year. Year-to-date, EBITDA was a loss of $5.8 million compared to $27,000 last year.

Our gross margin rate for the quarter increased 90 basis points from last year to 39.4% of sales driven by improved margin rates in the majority of our categories.

SG&A expenses were $31.6 million, a reduction of 2.9% or $1 million from last year’s third quarter. The decrease in SG&A expenses was driven by the reduction in store count, partially offset by $800,000 in fees related to a legal settlement and expenses associated with the appointment of the new CEO. SG&A expenses as a percent of sales was 43.6% compared to 40.8% for the same period last year.

Net interest expense was $469,000 in the quarter versus $481,000 last year.

We ended the quarter with cash of $79 million compared to $86 million last year. The company has returned approximately $20 million to our shareholders over the last 12 months through the payment of a special dividend and the repurchase of company shares.

Year-over-year, we have lowered our inventory by $17 million and finished the quarter with $158 million in inventory, 10% below last year’s $175 million.

We ended the quarter with 327 stores and 1.9 million square feet in operation versus last year’s 360 stores and 2.1 million square feet.

Now I will turn it back over to Mike.

Michael Feurer

Thanks John. The quarter included several highlights. Our growth categories have been well received by the customer and continue to deliver positive comps. We continue to improve gross margin rates in a majority of our merchandize categories through disciplined price management. During the quarter we also opened a new concept store in Woodbridge Mall in Woodbridge, New Jersey. While still early, we are encouraged by the results thus far. The store provides a shift in inventory mix and an improved merchandizing and visual presentation for our growth categories, while maintaining a strong presence in video and music. The shift in inventory mix and improved presentation has been favorably received by the customer and we’re looking forward to seeing how the store performs in the important holiday season.

As John also mentioned, we ended the quarter with cash of $79 million. And the company continues to repurchase shares under the stock repurchase program established by the board of directors.

Now I would like to open the call for questions.

Question-and-Answer Session

Operator

[Operator Instructions]. Our first question or comment comes from William Myers from Miller Asset Management. Your line is open.

William Myers

- Miller Asset Management

Good morning. Very impressive comps in the trend category. Could you talk a little bit more about that and whether that might become really the prime category for your chain as time goes on?

Michael Feurer

Thanks William and yes, they were impressive comps in that category and as mentioned, 15% contribution versus 12% last year. For competitive reasons, we’re not going to get into the detail of that product offering, but I would suffice it to say we are very encouraged by our results in this important category.

William Myers

- Miller Asset Management

Okay. If I could try one more question. How does trend gross margin compare to margins in your other categories?

Michael Feurer

Again for competitive reasons I won’t get into specifics, but it is a healthier -- it is definitely a healthier net margin than some of the traditional categories we’ve been operating in and very encouraging I will say that.

William Myers

- Miller Asset Management

Okay. I’ll take healthier. Thank you very much.

Operator

Thank you. (Operator Instructions). Sir, at this moment I’m showing no further questions.

Michael Feurer

Bob, any thoughts?

Bob Higgins

Yes. I would just like to thank everybody for your time today and hope everyone has a safe and happy holiday season. We will be releasing our holiday sales results on January 8 and that will just be a sales results press release. And we look forward to talking to you on about our fourth quarter and annual results on March 5, 2015. So if everyone will put that on their calendar I’d appreciate it. Thank you very much. I think Mike as I said earlier, has hit the ground running and he will be doing the calls going forward. So thank you very much for your time and your support. Thank you and thank you, Amanda.

Operator

Thank you, sir and thank you, ladies and gentlemen for participating in today’s conference. This does conclude today’s program. You may all now disconnect. Everyone have a great day.